Exhibit 99.1

The audit committee received Real Globe’s report and analysis from the business manager and on December 19, 2013 unanimously recommended to the board a new estimated per share value of $6.94 per share. The full board then unanimously approved the audit committee’s recommendation.

Despite the major portfolio repositioning of close to $3 billion in assets this past year, we generated solid and stable cash flows from our assets. Further, our Board of Directors continues to be confident in our ability to maintain our annualized distribution rate of $0.50 per share.

December 27, 2013

Dear Stockholder,

Throughout 2013, Inland American made a tremendous amount of progress on our long-term strategy, which we believe positions us well for growth as we enter 2014. We are reaching out to our stockholders today to share an update regarding our estimated per share value. Today we are announcing our new estimated share value of $6.94, which fell in a range of values determined by an independent real estate advisory firm discussed below. We are publishing an estimated per share value of our common stock to assist broker dealers that sold our common stock in our initial and follow-on “best efforts” offerings to comply with the rules regarding account statement reporting published by the Financial Industry Regulatory Authority.

In order to arrive at our estimated share value, the audit committee engaged Real Globe, an independent third party real estate advisory firm, to value the Company’s real estate and calculate a range of estimated values. Real Globe valued each of our real estate assets based on a discounted cash flow analysis for each asset. The per share value estimate was arrived at by using the IPA recommended net asset value (“NAV”) method. The NAV method is the same method as the one used last year. It aggregates the value of each of our real estate assets, subtracts the fair-value of any debt, and divides the outcome by the number of our common shares outstanding.

Our business manager reviewed the Real Globe report and based on the range of value contained therein recommended the new estimated per share value to the audit committee. The audit committee received Real Globe’s report and analysis from the business manager and on December 19, 2013 unanimously recommended to the board a new estimated per share value of $6.94 per share. The full board then unanimously approved the audit committee’s recommendation. We have provided a detailed explanation of the valuation method and process used to estimate a new per share value in a Form 8-K filed on December 27, 2013. We encourage you to read the filing in its entirety.

Compared to 2012, this new estimated share value remained relatively flat. However, management believes our recent 2013 acquisitions and long-term strategy will have a more positive impact on this value in the future. By concentrating our portfolio of assets in student housing, lodging and multi-tenant retail, we believe we will capture rent increases and future property appreciation in these segments as the economic recovery picks up pace. This strategy, we believe, also allows us to further focus our evaluation of possible liquidity events. Some of the important actions we have taken this year relative to our strategy include:

•	Announcing a transaction to sell $2.1 billion of our net lease assets;

•	Forming a new $600 million joint venture with PGGM, a highly respected Dutch pension fund;

•	Selling an apartment portfolio for $460 million;

•	Completing more than $1.2 billion in acquisitions, including 14 lodging properties, 3 student housing assets and 4 multi-tenant retail centers; and

•	Closing on a new $500 million credit facility.

We are pleased to have made this progress while also providing a sustainable annualized distribution rate of $0.50 a share and we maintained this distribution rate in a slow-recovering economy.

We know you may have a few questions, so let us try to answer some of them here:

Q: Will the new estimated share value affect my monthly distribution?

A: No. Despite the major portfolio repositioning of close to $3 billion in assets this past year, we generated solid and stable cash flows from our assets and currently, there are no plans to change our annual distribution rate of $0.50 per share.

Q: Will this impact the Distribution Reinvestment Plan (DRP) or current Share Repurchase Program (SRP) for death and disability?

A: Only the price will change. After December 31, 2013, and until such time as we announce a new estimated value, any reinvestment under the DRP or purchase under the SRP will be executed at a price equal to $6.94 per share. If you would like to make any changes to your DRP or SRP participation, please don’t hesitate to contact Inland’s Investor Services group at 800.826.8228.

Q: Understanding that with the significant portfolio changes this year, a comparison of the 2013 estimated share value to the 2012 estimated share value may be difficult, but can you provide a same-store comparison?

A: Our same-store property values increased approximately 3.5% in the aggregate over last year. This increase was offset by transaction costs from our $1.8 billion in sales through 9/30/13, a downward adjustment in the fair value of our debt, and an increase in the number of shares outstanding. Just a reminder, no disposition or acquisition fees were taken by any affiliates of the Inland American Business Manager for the transactions discussed above.

Q: How does your estimated valuation compare with the share price performance of traded REITs?

A: Based on the most recent year-to-date data, traded REIT indexes appear to have traded flat to slightly down in 2013. While this may be an interesting comparison to some, we do not believe the comparison is relevant. Importantly, in arriving at our estimated share value, we did not place any weight on the relationship between the NAV of traded REITs and their trading price, and did not attempt to quantify how that relationship may have impacted our estimated share value. The NAV method by which we arrived at our estimated share price does not factor in any premium or discount that may exist if our shares were listed on a national securities exchange.

Q: So why did you use NAV to determine the estimated share value?

A: Our audit committee, our entire board and Real Globe all followed the most recently published industry guidelines (Investment Program Association) in connection with estimating our per share value. Those guidelines suggest that non-listed REITs use an independent, third party to value our assets using the NAV method and assist in the process of determining the estimated share value. The NAV method is currently the most commonly used valuation method for the non-listed REIT industry.

Q: What is Inland American’s go-forward strategy to increase shareholder value?

A: As we have outlined previously, our strategy includes:

•	Focusing the Company’s diversified assets in three specific real estate classes – multi-tenant retail, lodging and student housing – by tailoring, expanding and refining these portfolios; and

•	Positioning the portfolio for multiple portfolio liquidity events, which we would execute if and when any such liquidity events were in the best interest of the Company.

If your question was not covered above please do not hesitate to contact our Investor Services group at 800.826.8228. We also invite you to watch a video produced by senior management available in mid-January discussing the new estimated share value on the Inland American website—www.inlandamerican.com. On behalf of the Board and the management team at Inland American, we would like to thank you for your continued confidence and support in our company. We look forward to updating you throughout 2014 on our progress.

Sincerely,

INLAND AMERICAN REAL ESTATE TRUST, INC.

Robert D. Parks	Thomas P. McGuinness
Chairman of the Board	President

cc: Trustee

Broker Dealer

Financial Advisor

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.